Exhibit  3(e)

                         CERTIFICATE OF AMENDMENT OF
                 RESTATED CERTIFICATE OF INCORPORATION OF
                         CE SOFTWARE HOLDINGS, INC.

CE Software Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That Section 4.1 of Article 4 of the Restate Certificate of Incorporation of the Corporation shall be amended to read as follows:

"ARTICLE 4- CAPITAL STOCK

4.1 The aggregate number of shares the corporation has authority to issue shall be 7,000,000 shares of which 2,000,000 shares of the par value of $.10 shall be designated as Common Stock, 3,000,000 shares of the par value of $.01 shall be designated as Class B Common Stock and 2,000,000 of the par value of $.01 shall be designated as Preferred Stock. All of the shares of Common Stock of the corporation of the par value of $.02 issued and outstanding, or held as treasury shares, immediately prior to the time this amendment becomes effective shall be and are by this means automatically reclassified and changed (without any further act) into shares of the par value of $.10, the number of which shall equal the quotient derived from dividing the number of such shares by 5. This amendment shall become effective without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, and shall constitute a 1 for 5 reverse stock split, provided that no fractional shares of less than one share shall be issued. The holders of fractional share interests of less than one share that occur as a result of the foregoing reclassification and change shall be paid in money by the Corporation the value of their fractional shares."

SECOND:   That the aforesaid amendment was duly adopted by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That written notice of the taking of such corporate action without a meeting by less than unanimous written consent was sent or given to all shareholders at lease 20 days prior to the effective date of the amendment.

FOURTH:  That the effective date of the aforesaid amendment shall be June
30, 1997.

CE Software Holdings, Inc. has caused this Certificate to be signed on this 27th day of June, 1997 by its Secretary and authorized officer, John S. Kirk, who acknowledges that his signature is the act and deed of the corporation and that the facts stated herein are true.

                                          CE Software Holdings, Inc.

                                            By /s/ John S. Kirk
                                              _____________________
                                                   John S. Kirk


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